Exhibit 99.1

For Immediate Release

People’s Intermountain Bank Changes Name to Altabank™

Rebrand Unifies Operating Units, Clarifies Mission and Market Position

AMERICAN FORK, UT – Nov. 12, 2019 – People’s Intermountain Bank, which has been operating as Bank of American Fork, Lewiston State Bank and People’s Town and Country Bank, today announced that it is updating its brand and changing its name to Altabank. The rebranding unifies the different operating units into a single name, clarifying the bank’s mission and market position.

“We are the largest community bank headquartered in Utah but having different names for each operating unit gave our customers a different impression and often led to confusion,” said Len Williams, CEO of People’s Utah Bancorp (NASDAQ: PUB), the parent company of Altabank. “Bringing our operating units together under a single name makes it clear to customers that they will receive the same personalized service from Preston, Idaho to St. George, Utah, and that we have the size and scale to handle the full range of their business banking needs.”

The Altabank name also better represents the bank’s mission to be the best bank for your business. The bank will continue to offer customized financial solutions and unmatched responsiveness to business clients as well as direct access to decision makers. It is also investing in technology solutions that continue to improve the experience for consumers.

While the name is changing, the people are not. Businesses and individuals will work with the same experienced banking professionals they always have. In addition, customers are assured that there will be no changes to their current accounts, loans or mortgages.

Customers will see the new Altabank website today, while print and e-statements will have the new name and logo beginning in December. Branches in Utah and Idaho will have new exterior signs by the end of the year. Customers holding debit and credit cards will receive cards with the Altabank name when their existing cards come due for replacement.

“We hope all of our customers will join us in celebrating the rollout of the Altabank brand by coming to an open house at their local branch in mid-November,” said Williams.

For more information on open house dates and general info about the new name change, visit www.altabank.com.

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About Altabank

Formerly known as People’s Intermountain Bank, with operating units Bank of American Fork, Lewiston State Bank and People’s Town and Country Bank, Altabank’s substantial growth has led it to become the largest community bank in Utah. A subsidiary of People’s Utah Bancorp (NASDAQ: PUB) with 26 retail banking locations from Preston, Idaho to St. George, Utah, Altabank is a full-service bank, providing loans, deposit and cash management services to businesses and individuals. Altabank’s clients have direct access to bankers and decision makers who will work to understand their specific needs and offer customized solutions designed specifically to meet them.

Media Contacts

Stan Sorensen

VP of Marketing, Altabank

801-642-3113

stan.sorensen@altabank.com

Whitney Neumann

Love Communications

801.519.8880

wneumann@lovecomm.net